Exhibit 99.1

NEWS RELEASE

Release Date:	Thursday, March 10, 2011

Release Time:	1:00pm (EST)

Contact:	Eric E. Stickels, Executive Vice President & CFO

Phone:	(315) 366-3702

Oneida Financial Corp. Expands Insurance Agency Operations

Oneida, NY, March 10, 2011 - Oneida Financial Corp. (Nasdaq: ONFC) (the “Company”), the parent company of Oneida Savings Bank, announced today that the Company completed an asset purchase of the David Holmes Agency Inc., an insurance agency operating in Utica, New York.

Oneida Financial Corp. currently conducts insurance and risk management service activities through Bailey & Haskell Associates, Inc., an insurance agency that operates as a wholly owned subsidiary of The Oneida Savings Bank.  The insurance subsidiary does business as the Bailey Haskell & LaLonde Agency (“BHL””) with New York offices in Oneida, North Syracuse, Cazenovia, Chittenango, New Hartford, Buffalo and Malverne, and a South Carolina office in Fort Mill. The acquired assets of the David Holmes Agency, Inc. became assets of BHL upon the execution of a definitive purchase agreement on March 10, 2011.

John E. Haskell, Chief Executive Officer of Bailey & Haskell Associates, Inc. stated, “The expansion of our insurance operations in Utica and surrounding areas will enable BHL to better serve our customers, complement our current market areas and continue the growth of our insurance brokerage presence in Central New York.”   David E. Holmes, President of David Holmes Agency, Inc. stated, “The added depth of insurance professionals and the broad range of products and markets available through the Bailey Haskell & LaLonde agency will significantly enhance my ability to assist local customers.” Haskell added, “Mr. Holmes will continue to work with his existing clients as an Account Executive with BHL and introduce new relationships to Oneida Financial Corp.’s team of banking, insurance and financial services professionals.”

Oneida Financial Corp. reported total assets at December 31, 2010 of $661.1 million and stockholders’ equity of $85.9 million.  The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey, Haskell & LaLonde Agency, an insurance and financial services company; Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm; and Workplace Health Solutions, a risk management company specializing in workplace injury claims management.  Oneida Savings Bank was established in 1866 and operates eleven full-service banking offices in Madison, Oneida and Onondaga counties.